Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:    Media
Courtney Boone
(412) 433-6791
Investors/Analysts
Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2013 THIRD QUARTER RESULTS

•	Total reportable segment and Other Businesses income from operations of $113 million

•	Results included a non-cash goodwill impairment charge of $1.8 billion

•	Net loss of $20 million, or $0.14 per diluted share, excluding a $1.8 billion, or $12.24 per diluted share, non-cash goodwill impairment charge

•	Shipments of 4.7 million tons and net sales of $4.1 billion

•	Total liquidity of $2.4 billion, including $697 million of cash
PITTSBURGH, October 28, 2013 – United States Steel Corporation (NYSE: X) reported a third quarter 2013 net loss of $1,791 million, or $12.38 per diluted share, compared to a second quarter 2013 net loss of $78 million, or $0.54 per diluted share, and third quarter 2012 net income of $44 million, or $0.28 per diluted share. Adjusted net loss for the third quarter of 2013 was $20 million, or $0.14 per diluted share, excluding an after-tax non-cash goodwill impairment charge of $1.8 billion, or $12.24 per diluted share. Adjusted net income for the third quarter of 2012 was $66 million, or $0.41 per diluted share, excluding an after-tax charge of $22 million, or $0.13 per diluted share, for employee lump sum payments as provided in the 2012 labor agreement.

Earnings Highlights

(Dollars in millions, except per share amounts)	3Q 2013	2Q 2013	3Q 2012
Net Sales	$4,131	$4,429	$4,652
Segment income (loss) from operations
Flat-rolled	$82	$(51)	$29
U. S. Steel Europe	(32)	10	27
Tubular	49	45	102
Other Businesses	14	43	13
Total reportable segment and Other Businesses income from operations	$113	$47	$171
Postretirement benefit expense	(55)	(54)	(74)
Other items not allocated to segments	(1,760)	—	(35)
Income (loss) from operations	$(1,702)	$(7)	$62
Net interest and other financial costs	85	68	45
Income tax provision (benefit)	4	3	(27)
Less: Net loss attributable to the noncontrolling interests	—	—	—
Net (loss) income attributable to United States Steel Corporation	$(1,791)	$(78)	$44
-Per basic share	$(12.38)	$(0.54)	$0.30
-Per diluted share	$(12.38)	$(0.54)	$0.28
Commenting on results, U. S. Steel CEO Mario Longhi said, “Total reportable segment and Other Businesses operating results of $113 million reflect a meaningful improvement in our Flat-rolled segment operating results partially offset by an outage in our European segment.”
The $113 million, or $24 per ton, of reportable segment and Other Businesses income from operations for the third quarter of 2013 compares to income from operations of $47 million, or $9 per ton, in the second quarter of 2013 and income from operations of $171 million, or $32 per ton, in the third quarter of 2012.
Other items not allocated to segments in the third quarter of 2013 consisted primarily of a $1.8 billion pre-tax non-cash goodwill impairment charge, which was announced in a press release and Form 8-K filed earlier this month and will be detailed further in our Form 10-Q.
Net interest and other financial costs in the third quarter of 2013 includes a $22 million pre-tax charge related to a guarantee of an unconsolidated equity method investment for which payment by
U. S. Steel is probable.
For the third quarter 2013, we recorded a tax provision of $4 million on our pre-tax loss of $1,787 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets. In addition, essentially no tax benefit was recorded on the $1.8 billion goodwill impairment charge.

As of September 30, 2013, U. S. Steel had $697 million of cash and $2.4 billion of total liquidity.
Reportable Segments and Other Businesses
Our Flat-rolled segment results from operations improved versus the second quarter due to an increase in average realized prices and lower repairs and maintenance costs partially offset by reduced shipments. Average realized prices increased compared to the second quarter due to higher spot market prices. Shipments decreased significantly due to a planned blast furnace outage at our Great Lakes Works and the Lake Erie Works labor dispute. A successor agreement was reached in August with blast furnace production at Lake Erie Works resuming in October.
Third quarter results for our European segment decreased compared to the second quarter. A scheduled blast furnace outage resulted in significantly lower shipments and increased facility repairs and maintenance costs. Average realized euro-based prices were comparable to the second quarter as decreases in spot and contract market prices were offset by the positive effect of a higher percentage of value-added shipments.
Third quarter results for our Tubular segment were comparable to the second quarter. Shipments and average realized prices increased slightly primarily due to a higher percentage of alloy and seamless shipments. Operating costs increased due to higher repairs and maintenance costs.
Third quarter results for Other Businesses decreased primarily due to a gain of approximately $30 million from a real estate sale that occurred in the second quarter.
Outlook
Commenting on U. S. Steel's outlook for the fourth quarter, Longhi said, “We expect total reportable segment and Other Businesses income from operations to decrease compared to the third quarter due primarily to planned maintenance outages in our Flat-rolled segment. Results for our European segment are projected to improve compared to the third quarter and Tubular results are expected to be comparable to the third quarter.”
Fourth quarter results for our Flat-rolled segment are expected to be near breakeven. Overall, repairs and maintenance costs are expected to increase by approximately $60 million as compared to the third quarter due primarily to a reline of a blast furnace at Gary Works and a planned blast furnace maintenance project at Fairfield Works. Despite higher average spot and market-based contract prices in the fourth quarter, we expect average realized prices to be comparable to the third quarter due to a higher percentage of hot rolled shipments in the fourth quarter. Shipments are expected to increase slightly quarter over quarter.
We expect results for our European segment to improve in the fourth quarter and return to profitability due to higher shipments and lower facility repairs and maintenance costs as a blast furnace outage was completed in the third quarter. We expect average realized prices for the majority of our products to increase compared to the third quarter; however, overall average realized prices in the fourth quarter are expected to decline compared to the third quarter due to a return to a more normal level of hot rolled shipments.
Fourth quarter results for our Tubular segment are expected to be comparable to the third quarter as the benefits of reduced operating costs are offset by slightly lower average realized prices and shipments as end users are expected to decrease drilling activity in order to operate within their 2013 capital budgets. Inventory management by our customers may also be a factor as we approach year-end.
    We expect a minimal tax provision/benefit in the fourth quarter primarily due to the full valuation allowance on deferred tax assets in Canada.
*****
This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) fiscal instability; (p) political issues; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings for U. S. Steel.
A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.
The company will conduct a conference call on third quarter earnings on Tuesday, October 29, at 3:00 p.m. Eastern. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.
-oOo-
2013-036

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions, except per share amounts)	2013	2013	2012	2013	2012
NET SALES	$4,131	$4,429	$4,652	$13,155	$14,841

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,749	4,114	4,318	12,105	13,436
Selling, general and administrative expenses	153	151	159	449	490
Depreciation, depletion and amortization	173	170	163	514	490
(Income) loss from investees	(26)	3	(48)	(31)	(116)
Impairment of goodwill	1,783	—	—	1,783	—
Net (gain) loss on disposal of assets	—	(1)	(1)	—	308
Other expense (income), net	1	(1)	(1)	6	(9)

Total operating expenses	5,833	4,436	4,590	14,826	14,599

(LOSS) INCOME FROM OPERATIONS	(1,702)	(7)	62	(1,671)	242
Net interest and other financial costs	85	68	45	257	177

(LOSS) INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	(1,787)	(75)	17	(1,928)	65
Income tax provision (benefit)	4	3	(27)	14	139

Net (loss) income	(1,791)	(78)	44	(1,942)	(74)
Less: Net loss attributable to the
noncontrolling interests	—	—	—	—	—
NET (LOSS) INCOME ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(1,791)	$(78)	$44	$(1,942)	$(74)

COMMON STOCK DATA:

Net (loss) income per share attributable to
United States Steel Corporation shareholders:
-Basic	$(12.38)	$(0.54)	$0.30	$(13.44)	$(0.51)
-Diluted	$(12.38)	$(0.54)	$0.28	$(13.44)	$(0.51)

Weighted average shares, in thousands
-Basic	144,727	144,485	144,350	144,523	144,199
-Diluted	144,727	144,485	171,673	144,523	144,199

Dividends paid per common share	$0.05	$0.05	$0.05	$0.15	$0.15

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

		Nine Months Ended
		September 30,
(Dollars in millions)		2013	2012
Cash (used in) provided by operating activities:
Net loss		$(1,942)	$(74)
Depreciation, depletion and amortization		514	490
Impairment of goodwill		1,783	—
Pensions and other postretirement benefits		(143)	(112)
Deferred income taxes		3	86
Net loss on disposal of assets		—	308
Working capital changes		158	215
Income taxes receivable/payable		1	27
Currency remeasurement loss (gain)		8	(13)
Other operating activities		39	31
Total		421	958

Cash (used in) provided by investing activities:
Capital expenditures		(328)	(536)
Acquisition of intangible assets		(12)	—
Disposal of assets		—	141
Other investing activities		31	(71)
Total		(309)	(466)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	—	523
	- repayments	—	(653)
Receivables Purchase Agreement payments		—	(380)
Issuance of long-term debt, net of financing costs		575	485
Repayment of long-term debt		(542)	(319)
Dividends paid		(22)	(22)
Total		11	(366)

Effect of exchange rate changes on cash		4	2

Net increase in cash and cash equivalents		127	128
Cash and cash equivalents at beginning of the year		570	408

Cash and cash equivalents at end of the period		$697	$536

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2013	2012
Cash and cash equivalents	$697	$570
Receivables, net	1,957	2,090
Inventories	2,480	2,503
Other current assets	220	211
Total current assets	5,354	5,374
Property, plant and equipment, net	6,167	6,408
Investments and long-term receivables, net	607	609
Goodwill and intangible assets, net	280	2,075
Other assets	598	751

Total assets	$13,006	$15,217

Accounts payable	$1,723	$1,800
Payroll and benefits payable	965	977
Short-term debt and current maturities of long-term debt	322	2
Other current liabilities	276	211
Total current liabilities	3,286	2,990
Long-term debt, less unamortized discount	3,618	3,936
Employee benefits	3,919	4,416
Other long-term liabilities	408	397
United States Steel Corporation stockholders' equity	1,774	3,477
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$13,006	$15,217

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
(Dollars in millions)	2013	2013	2012	2013	2012
INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$82	$(51)	$29	$18	$389
U. S. Steel Europe	(32)	10	27	16	27	(a)
Tubular	49	45	102	158	334
Other Businesses	14	43	13	62	46

Reportable Segment and Other Businesses Income from Operations	113	47	171	254	796
Postretirement benefit expense	(55)	(54)	(74)	(165)	(228)
Other items not allocated to segments:
Impairment of goodwill	(1,783)	—	—	(1,783)	—
Supplier contract dispute settlement	23	—	—	23	—
Loss on sale of U. S. Steel Serbia	—	—	—	—	(399)
Gain on sale of transportation assets	—	—	—	—	89
Property tax settlements	—	—	—	—	19
Labor agreement lump sum payments	—	—	(35)	—	(35)

Total (Loss) Income from Operations	$(1,702)	$(7)	$62	$(1,671)	$242

CAPITAL EXPENDITURES
Flat-rolled	$72	$80	$117	$248	$484
U. S. Steel Europe	14	8	12	32	21
Tubular	19	15	7	42	25
Other Businesses	2	2	3	6	6

Total	$107	$105	$139	$328	$536
(a) Nine months ended September 30, 2012, includes income from operations for USSK of $44 million.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30,
	2013	2013	2012	2013	2012
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	752	725	741	731	759
U. S. Steel Europe	714	702	731	711	749
USSK	714	702	731	711	751
Tubular	1,543	1,510	1,676	1,536	1,704
Steel Shipments: (a) (b)
Flat-rolled	3,428	3,728	3,972	11,174	12,050
U. S. Steel Europe	861	1,062	911	2,971	2,911
Tubular	459	456	457	1,343	1,479
Total Steel Shipments	4,748	5,246	5,340	15,488	16,440

USSK Steel Shipments	861	1,062	911	2,971	2,838

Intersegment Shipments: (b)
Flat-rolled to Tubular	450	445	456	1,336	1,415
U. S. Steel Europe to Flat-rolled	—	—	128	—	249
Raw Steel Production: (b)
Flat-rolled	4,261	4,212	4,699	13,393	14,430
U. S. Steel Europe	1,032	1,158	1,140	3,393	3,553
USSK	1,032	1,158	1,140	3,393	3,465
Raw Steel Capability Utilization: (c)
Flat-rolled	70%	70%	77%	74%	79%
Flat-rolled U.S. Facilities (d)	87%	87%	83%	88%	86%
U. S. Steel Europe	82%	93%	90%	91%	90%
USSK	82%	93%	90%	91%	92%
(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 5.0 million net tons for
U. S. Steel Europe (USSE). Prior to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE was 7.4 million net tons.
(d) AISI capability utilization rates include our U.S. facilities (Gary Works, Great Lakes Works, Mon Valley Works, Granite City Works and Fairfield Works).